RE:	Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella Vice President & CFO (605) 336-2750	Leslie Loyet Analyst Inquiries (312) 640-6672	Tim Grace Media Inquiries (312) 640-6667
FOR IMMEDIATE RELEASE
MONDAY, MARCH 12, 2007
RAVEN INDUSTRIES ANNOUNCES FOURTH QUARTER
AND FULL YEAR RESULTS
SIOUX FALLS, SD—March 12, 2007—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported sales and earnings for its fourth quarter and full year ended January 31, 2007.
For the fiscal year, Raven reported total sales of $217.5 million, an increase of 6 percent from the $204.5 million a year earlier. Strong performances from the Engineered Films and Electronic Systems divisions were countered by weakness in the Flow Controls Division and Aerostar. Net income for this period rose 5 percent to $25.4 million, or $1.39 cents per share, from $24.3 million, or $1.32 cents per share.
For the fourth quarter, net sales decreased 6 percent to $51.2 million from $54.4 million in the same quarter of the previous year. While the Electronic Systems Division posted a solid improvement in revenues, this was not enough to offset the lack of disaster film shipments in the Engineered Films Division, which were very strong in the quarter ended January 31, 2006. Operating income for the most recent quarter was up slightly to $8.4 million versus $8.3 million for last year’s fourth quarter. Net income for the quarter rose 7 percent to $5.8 million, or $0.32 per share, from $5.5 million, or $0.30 per share, in the prior-year period.
Record Performance in a Challenging Year
Ronald M. Moquist, chief executive officer stated, “Despite the fact that we faced some tough market situations, effective cost control balanced with continued investment resulted in another record year for revenues and earnings, and strong cash flows. We continued to support each of our divisions with significant investments based on their long-term growth potential, especially within our Flow Controls and Engineered Films divisions. These investments will be key to our future, allowing Raven to leverage its capabilities and produce revenue growth with very attractive incremental margins.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not be construed as an offer to buy or sell securities.

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Segment Performance
Engineered Films Division (EFD) sales for the full year increased 10 percent to $91.1 million versus $82.8 million over last year. Revenue growth was generated by strong sales of pit liners for oil and gas exploration, combined with relatively higher selling prices during the first nine months of the year. Disaster film revenues were $9.9 million versus $11.4 million in the previous year. Operating income increased 18 percent, reaching $23.4 million.
In the fourth quarter, sales fell 24 percent to $19.7 million, compared with $26.1 million in the same period a year ago and operating income decreased 28 percent to $4.3 million. The lack of sales growth during the quarter resulted from no disaster film shipments this year in contrast to $6.3 million of fourth-quarter shipments in the prior year.
Moquist noted, “As predicted, we did not ship any disaster film during the fourth quarter, and that will again be the case in the first quarter of this current year. At this point, we do not expect significant disaster film orders in fiscal 2008. We have greatly expanded plant and equipment to pursue additional markets for our specialty multi-layer film product capabilities. As we begin fiscal year 2008, we expect pressure on our operating leverage, due to the additional depreciation expense associated with the 60 percent increase in extrusion capacity coming on board later in the first quarter. Partially offsetting that is the anticipated ramp-up in film volume over the course of the year. Obviously, the addition of sizeable disaster film orders this year could greatly enhance our current projections.”
Flow Controls Division (FCD) results were hindered by the continued weakness in agricultural equipment markets. Annual sales were down 4 percent to $45.5 million versus last year’s $47.5 million. Operating income decreased 26 percent to $10.1 million, reflecting continued investments in new products and marketing support, along with the impact of higher sales and relatively lower gross margins on guidance systems. The fourth quarter sales were up slightly to $10.4 million from $10.2 million in the prior year, while operating income fell 22 percent to $2.1 million.
Moquist added, “Flow Controls was unable to gain positive momentum, due to the weak U.S. agriculture marketplace. We have recently seen significant improvement and anticipate better market conditions as our new products and sales initiatives help drive FCD sales and profits.”
Electronic Systems Division (ESD) sales for fiscal 2007 were up 18 percent to $66.3 million from $56.2 million. Operating income increased 22 percent to $10.9 million, driven mainly by strong capacity utilization. For the fourth quarter, sales of $17.0 million rose 22 percent and operating income of $2.9 million grew 46 percent from one year earlier. Operating margins reached record levels for the year. Prospects remain strong for growth from existing customers.
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“This division had an outstanding year in a tough industry. It continues to benefit from our quality and efficiency enhancement programs,” Moquist noted. “ESD has the capacity to continue to grow while delivering solid cash returns on investment.”
Aerostar sales for the year decreased 19 percent to $14.7 million from $18.0 million in fiscal year 2006. Annual operating profit decreased to $707,000 from $2.1 million a year ago. For the fourth quarter, sales of $4.1 million were down 2 percent as this business segment reported an operating profit of $638,000, compared with an operating loss of $29,000 for the same period a year earlier.
“Shipments under our $6.7 million parachute order didn’t begin in the fourth quarter as we originally anticipated,” Moquist explained. “That said, Aerostar has been given the go-ahead by the US Army to ramp up production late in this first quarter. We expect to fill the order this year. As is typical, profitability from this project will expand in subsequent quarters following the start-up of operations. We also received a new $6.5 million order for protective wear for the US Army. Our $18 million backlog at Aerostar is up about $13 million and we expect this operation to make a major contribution to earnings growth in the coming year.”
Balance Sheet and Cash Flows
Cash and investment balances were $10.8 million for the year ended January 31, 2007, versus $11.4 million one year earlier. Operating cash flows for the year totaled $26.3 million compared with $21.2 million for the prior-year period. Capital expenditures increased 60 percent in fiscal 2007 to $16.5 million, with the majority of the increase involving increased extrusion capacity for the Engineered Films Division. Capital spending for the current fiscal year is expected to decline to the $6 million range.
The company continued its commitment to returning cash to shareholders, with per-share dividends expanding 29 percent, and total cash paid to shareholders — including dividends and share buybacks — increasing from $6.7 million to $10.7 million.
Outlook
“In spite of our earnings growing at a slower rate last year, we believe Raven is executing a solid business plan capable of sustaining average sales growth of 12 percent and earnings increases of 15 percent over the long term. We expect the rate of profit growth in this new fiscal year will demonstrate we are progressing toward those goals. A strong turnaround from Aerostar and growth in our other operations should more than offset an expected decline in earnings from Engineered Films. It typically takes 2-3 years to fully utilize new capacity and EFD will see an additional $1.6 million of depreciation in fiscal 2008 from new equipment. Given that we sold $4.0 million of disaster films in the first quarter last year we do not expect to see strong growth in the first quarter this year,” Moquist concluded.
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About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its fourth quarter and fiscal year 2007 performance and related trends in its business. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 800-819-9193. To participate on the webcast, log on to the company’s website at www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through March 19. To access the rebroadcast, dial 888-203-1112 and request reservation number 2987641. A replay of the call will also be available on the Internet at www.ravenind.com for 90 days.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates, “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is no assurance that the assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions (which could affect certain of Raven’s primary markets, such as agriculture and construction), or changes in competition, raw material availability, technology or relationships with the company’s largest customers — any of which could adversely affect the company’s product lines, as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date the statements were made.
For more information on Raven Industries, please visit the company’s website at
www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2007	2006	Change	2007	2006	Change
Net sales	$51,248	$54,385	(6)%	$217,529	$204,528	6%
Cost of goods sold	38,920	41,410		162,647	151,297

Gross profit	12,328	12,975	(5)%	54,882	53,231	3%

Selling, general and administrative expenses	3,915	4,694		16,580	15,947

Operating income	8,413	8,281	2%	38,302	37,284	3%

Other income, net	(157)	(89)		(533)	(210)

Income before income taxes	8,570	8,370	2%	38,835	37,494	4%

Income taxes	2,726	2,908		13,394	13,232

Net income	$5,844	$5,462	7%	$25,441	$24,262	5%

Net income per common share:
-basic	$0.32	$0.30	7%	$1.41	$1.34	5%
-diluted	$0.32	$0.30	7%	$1.39	$1.32	5%

Weighted average common shares outstanding:
-basic	18,057	18,072		18,086	18,055
-diluted	18,197	18,325		18,273	18,315
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2007	2006	Change	2007	2006	Change
Net Sales:
Engineered Films	$19,743	$26,060	(24)%	$91,082	$82,794	10%
Flow Controls	10,416	10,247	2%	45,515	47,506	(4)%
Electronic Systems	17,002	13,906	22%	66,278	56,219	18%
Aerostar	4,087	4,172	(2)%	14,654	18,009	(19)%

Total Company	$51,248	$54,385	(6)%	$217,529	$204,528	6%

Operating Income (loss):
Engineered Films	$4,312	$5,972	(28)%	$23,440	$19,907	18%
Flow Controls	2,058	2,652	(22)%	10,111	13,586	(26)%
Electronic Systems	2,930	2,002	46%	10,850	8,916	22%
Aerostar	638	(29)		707	2,133	(67)%

Total Segment Income	9,938	10,597		45,108	44,542
Corporate Expenses	(1,525)	(2,316)	34%	(6,806)	(7,258)	6%

Total Company	$8,413	$8,281	2%	$38,302	$37,284	3%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31	January 31
	2007	2006
ASSETS
Cash, cash equivalents and short-term investments	$10,783	$11,409
Accounts receivable, net	31,336	29,290
Inventories	28,071	27,819
Prepaid expenses and other current assets	3,029	2,827

Total current assets	73,219	71,345

Property, plant and equipment, net	36,264	25,602
Other assets, net	10,281	9,210

	$119,764	$106,157

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$6,093	$8,179
Accrued and other liabilities	10,371	11,871

Total current liabilities	16,464	20,050

Other liabilities	5,032	1,718
Shareholders’ equity	98,268	84,389

	$119,764	$106,157

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)

	Twelve Months Ended January 31
	2007	2006
Cash flows from operating activities
Net income	$25,441	$24,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,885	5,151
Deferred income taxes	(293)	(809)
Other operating activities, net	(4,720)	(7,415)

Net cash provided by operating activities	26,313	21,189

Cash flows from investing activities Capital expenditures	(16,522)	(10,358)
Acquisition of business	(203)	(2,828)
Other investing activities, net	(1,939)	1,751

Net cash used in investing activities	(18,664)	(11,435)

Cash flows from financing activities Dividends paid	(6,507)	(5,056)
Purchase of treasury stock	(4,201)	(1,689)
Other financing activities, net	431	(201)

Net cash used in financing activities	(10,277)	(6,946)

Effect of exchange rate changes on cash	2	(18)

Net (decrease) increase in cash and cash equivalents	(2,626)	2,790
Cash and cash equivalents at beginning of period	9,409	6,619

Cash and cash equivalents at end of period	6,783	9,409
Short-term investments	4,000	2,000

Cash, cash equivalents and short-term investments	$10,783	$11,409

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